UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 15, 2016

PREMIER FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-20908

Kentucky	61-1206757
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)

2883 Fifth Avenue Huntington, West Virginia	25702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number (304) 525-1600

Not Applicable
Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PREMIER FINANCIAL BANCORP, INC,

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.01.  Completion of Acquisition or Disposition of Assets

On January 19, 2016, Premier Financial Bancorp, Inc. (“Premier”) issued a press release announcing the completion of its acquisition (the “Acquisition”) of First National Bankshares Corporation (“First National”), a $245 million single bank holding company (as of September 30, 2015) headquartered in Ronceverte, West Virginia.  The transaction was completed at the close of business on January 15, 2016.  Under terms of the definitive agreement of merger dated July 6, 2015, each share of First National common stock will be entitled to merger consideration of 1.69 shares of Premier common stock.  Premier will issue approximately 1.4 million shares of its common stock to the shareholders of First National.  In addition to the shares of Premier common stock, First National shareholders also received a regulatorily approved special dividend of $5.08 per share from the equity of First National as part of the acquisition transaction.  The value of the transaction, including the special dividend, is estimated at $26.5 million.

First National is parent company of First National Bank, a $245 million bank (as of September 30, 2015) headquartered in Ronceverte, West Virginia.  First National Bank is now a wholly owned subsidiary bank of Premier.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibit 99.1 - Press Release dated January 19, 2016.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER FINANCIAL BANCORP, INC.
(Registrant)

/s/ Brien M. Chase
Date: January 20, 2016                                                                                         Brien M. Chase, Senior Vice President
  and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated January 19, 2016 captioned “Premier Financial Bancorp, Inc. Announces Completion of First National Bankshares Corporation Acquisition.”